Exhibit 99.1

Message to the Shareholders of
First United Corporation

Dear Fellow Shareholder,

2008 will go down in history as one of the most economically chaotic years in the last century. It will be the subject of extensive research and debate. First United Corporation was not immune from the impact of this serious recession. For the reasons outlined in my letter, we saw our earnings finish at $1.45 per share, down sharply from the $2.08 we earned in 2007. Let’s explore some of the major reasons for this decline, and how your Company is positioning itself for the future.

The first and most significant factor was the many fold increase in our loan loss provision, which grew from $2.3 million to $12.9 million last year. The provision is made up of actual loan losses we incurred, losses we reasonably believe could occur, and changes in various factors which cause us to increase our loan loss allowance for potential future losses which are not yet apparent. How did these losses, and possible losses come about? While I refer you to our 10-K for specifics, I believe there are several reasons for this deterioration of credit, all overshadowed by the economic downturn. First, a good portion of our lending is in the area of land development. This is born out of the fact that we have our highest market concentration in an area driven by the tourism industry. Over the years, we have developed several products and services aimed at this type of lending, and it has historically served us very well. The recession has sharply impacted the success of these developments. While relatively few of the developments have actually failed, all are well behind their projections and are struggling to make it through this downturn. We are working closely with our customers to help them, while at the same time preserving our rights as creditors.

A second factor impacting earnings is the fact that, for the first time, your Company was subjected to significant fraud losses in some of its loan participations. We entered the participation market in 2006, during a period of time when loan demand slacked in our markets. We were able to connect with upstream correspondents and purchase parts of loans, known as participations. The loan participations were carefully underwritten, and complied with all regulatory standards. What we had not banked on was dealing with people who were less than honest. Bernie Madoff, it turns out, was not the only person taking advantage during this turndown. During 2008, we charged off $3.9 million related to the fraudulent and unethical behavior of other parties.

A third area of loss has to do with the ill conceived notion of mark-to-market accounting. This idea is to require institutions to adjust the value of securities to what the market value may be at a given point in time. While this appears to be good on paper, and in the interest of transparency, it is truly distortive of earnings, and unnecessarily burns capital. As you know from your readings, your Company has investments in securities known as trust preferreds. With the economic downturn, the liquidity in the market for these securities dried up. While the securities continue to perform at, or very near their earlier projections, the illiquidity of the market has forced us to take unrealistically large losses, under the doctrine that they are “other than temporary impaired”. On securities with a face value of $3.1 million, we were required to take a loss of $2.7 million, or 87% of its value, not withstanding the fact that 90% of the bank collateral underlying the securities were performing according to contract. Much has been written recently on the devastating impact of this accounting guidance. I believe we will soon see that it has destroyed more capital than the government’s Troubled Asset Recovery Program (TARP) created. It is worth noting that our country did once have mark-to-market accounting. It was during the Depression. It existed until 1938 when a frustrated President Roosevelt unilaterally suspended it. It is also worth noting the number of comparisons to where we are now and the Depression era. It is high time for someone in Washington to step forward with the same coverage as Roosevelt, and eliminate this misguided accounting rule.

Speaking of TARP, you know by now of our decision to participate in the Capital Purchase Program. This program was created to inject capital into healthy banks to facilitate both their strength and future lending. What has been lost to Congress is that the program was their own idea, designed only for healthy banks, and strongly endorsed by regulators everywhere. Despite our well capitalized position, we were encouraged by our state regulator to examine CPP. It is only because of the vagaries of “mark-to-market” accounting, and its ability to destroy capital, that your Company decided to participate.

The last area of emerging impact was the increase in our FDIC insurance premium. The cost of FDIC insurance is born by banks, and not the taxpayer. Just like your own auto policy, premiums go up when there is increased coverage and numerous claims. Deposit insurance increased from covering deposits of $100,000 to $250,000, and even more on some transaction accounts. At the same time, there have been several bank failures which will result in claims on the Fund. As a result, our premiums grew from $223 thousand in 2007 to $479 thousand in 2008. I need to tell you that they are heading even higher in 2009, potentially in excess of $1,700,000.

But, what of our future? Your Company is moving strategically to prepare itself for a return to strong earnings and good market performance as the economy recovers. Our best forecasts indicate that 2009 will continue many of the challenges of 2008. Many of our developers will continue to adapt to the slow economy, we are seeing more foreclosures and troubled loans, FDIC insurance will go up, and no one, other than the American Bankers Association, in Washington seems willing to deal with mark-to-market accounting. Because of the very strong capital position of First United, we are confident that we will weather the storm.

We continue to be excited about the long term prospects of the diverse markets we serve. Our focus on community oriented business owners is working very well. Over the last year, we have seen a steady rise in both the number of business customers we are serving, as well as the number of services our customers are utilizing. Our commitment to bringing together a team to serve our customers is giving us an advantage. When we meet with customers, we are able to bring to them a team of lenders, trust professionals or brokers, insurance associates, and retail experts who can evaluate their needs and deliver solutions that are tailored to their goals. This is behind much of the success we have had with community oriented business owners.

I think our financials provide some great news. I would encourage you to focus on the core earnings portion of our 2008 financials. There, you will find that we significantly increased our net interest income, our non-interest income and even our interest margin. Further, we controlled expenses very well, and had an efficiency ratio of -59.85%. All of this bodes well for the future performance of the Company.

I am pleased to tell you that your Board, your executives, and all associates of First United are focused on the future. That is why we will be opening two new offices in 2009, one in Morgantown, West Virginia and the other in Frederick, Maryland. I want to thank both the Board of Directors and all associates of your Company for all their hard work in 2008, and I want to thank all Shareholders for their ongoing support.

William B. Grant
Chairman of the Board and
Chief Executive Officer